As filed with the Securities and Exchange Commission on March 31, 2023
Registration No. 333-159047
Registration No. 333-148048
Registration No. 333-145300

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-159047

REGISTRATION STATEMENT NO. 333-148048

REGISTRATION STATEMENT NO. 333-145300

UNDER THE

SECURITIES ACT OF 1933

YAMANA GOLD INC.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Royal Bank Plaza, North Tower|
200 Bay Street, Suite 2200

Toronto, Ontario
Canada M5J2J3

(Address of Principal Executive Offices)

Yamana Gold Inc. Restricted Share Unit Plan
Meridian Gold Inc. 2007 Share Incentive Plan

Northern Orion Resources Inc. 2005 Stock Option Plan

Yamana Gold Inc. Amended Share Incentive Plan

RNC Gold Inc. Amended and Restated Stock Option Plan

Viceroy Explorations Ltd. 2005 Amended and Restated Stock Option and Share Compensation Plan

(Full title of plan)

Meridian Gold Company
4635 Longley Lane
Unit 110-4A
Reno, Nevada 89502

(Name and address of agent for service)

(775) 850-3700

(Telephone number, including area code, of agent for service)

Copy to:

Ryan J. Dzierniejko, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3712	Fred R. Pletcher Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard St., P.O. Box 48600 Vancouver, BC| Canada V7X 1T2 (604) 640-4245

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b−2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (the “Post-Effective Amendments”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) are being filed by Yamana Gold Inc. (the “Registrant”) to terminate all offerings under the Prior Registration Statements and to deregister any and all of the Registrant’s Common Shares, no par value (the “Common Shares”), together with any and all plan interests and other securities registered thereunder but unsold as of the date hereof (note that the Common Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•	Registration Statement on Form S-8 (No. 333-159047) which was filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2009, pertaining to the registration of 19,800,000 Common Shares reserved for issuance under the Yamana Gold Inc. Restricted Share Unit Plan;
•	Registration Statement on Form S-8 (No. 333-148048) which was filed with the SEC on December 13, 2007, pertaining to the registration of 888,542 Common Shares issuable pursuant to options outstanding under the Meridian Gold Inc. 2007 Share Incentive Plan and 6,570,090 Common Shares issuable pursuant to options outstanding under the Northern Orion Resources Inc. 2005 Stock Option Plan; and
•	Registration Statement on Form S-8 (No. 333-145300) which was filed with the SEC on August 10, 2007, pertaining to the registration of 8,995,792 Common Shares issuable pursuant to options outstanding under the Yamana Gold Inc. Amended Share Incentive Plan (the “Yamana Plan”), 5,779,875 Common Shares reserved for issuance under the Yamana Plan, 64,600 Common Shares issuable pursuant to options outstanding under the RNC Gold Inc. Amended and Restated Stock Option Plan and 1,635,270 Common Shares issuable pursuant to options outstanding under the Viceroy Explorations Ltd. 2005 Amended and Restated Stock Option and Share Compensation Plan.

Effective March 31, 2023, the Registrant, Pan American Silver Corp. (“Pan American”) and Agnico Eagle Mines Limited completed their previously announced court-approved statutory plan of arrangement under the Canada Business Corporations Act (the “Arrangement”) pursuant to which Pan American acquired all of the issued and outstanding common shares of the Registrant.

In connection with the completion of the transactions contemplated by the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Prior Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Prior Registration Statements and, in accordance with the undertaking made by the Registrant in Part II of the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Prior Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on March 31, 2023.

YAMANA GOLD INC.

By:	/s/ Christopher Lemon
	Name:	Christopher Lemon
	Title:	President and Director

Note: No other person is required to sign these Post-Effective Amendments to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.